EXHIBIT 99.1

Annie Astor-Carbonell Senior Executive Vice President and Chief Financial Officer (787) 729-8088 annie.astor@firstbankpr.com

FIRST BANCORP REPORTS EARNINGS
FOR FIRST QUARTER 2005

     San Juan, Puerto Rico, April 19, 2005—First BanCorp (NYSE:FBP), the second largest Puerto Rico Financial Holding Company, with diversified banking operations in Puerto Rico, the US and British Virgin Islands, and Florida, reported today earnings for the quarter ended March 31, 2005.

     Net income was $53,431,802 or $1.07 per share basic and $1.04 per share diluted, for the first quarter of 2005, as compared to earnings of $40,205,034 or $0.75 per share basic and $0.73 per share diluted for the first quarter of 2004. These results represent an earnings increase of 32.9% for this quarter. Return on Assets (ROA) and Return on Common Equity (ROCE) were 1.40% and 25.44%, respectively, for the quarter, as compared to

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1.32% and 21.74% respectively, for the same quarter of 2004. Basic and diluted weighted average common shares were 40,391,489 and 41,762,565 respectively, for the quarter ended March 31, 2005.

     Commenting on these first quarter 2005 results, Mr. Angel Alvarez-Pérez, Chairman, President and CEO of First BanCorp, said, “This has been a very good quarter overall. Our loan portfolios continue to grow and our non-performing assets and charge offs continue to decline. Earnings this quarter include a gain on sale of investments, net of derivatives net losses, of $8.4 million. However, comparable earnings of March 2004 first quarter included $6.7 million in special items, due to an after tax gain on the sale of a credit card portfolio of $3.2 million and gains on sale of investments net of derivative losses, of $3.5 million.”

First BanCorp reports earnings for first quarter 2005	-3-

     Net interest income, the Corporation’s main source of income, increased by $21.4 million from $88.2 million during the first quarter of 2004 to $109.6 million during the first quarter of 2005. This increase is mostly attributable to an increase in average earning assets of $3.1 billion, since March of 2004. On a linked quarter basis, net interest income increased $5.5 million. The Corporation was able to replace investments which had been called during the previous quarter, with new securities. Starting this quarter, the Corporation has reclassified late charges and prepayment fees on loans, as interest income, to conform with 2005 presentation. Previously, these fees were included as other income. This reclassification varies the net interest margin ratio. Net interest margin was 3.33% for the first quarter of 2005, as compared to 3.45% for the first quarter of 2004 and 3.36% for

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the fourth quarter of 2004. Utilizing the previous calculation method, where late charges and prepayment fees were included under other income, net interest margin would have been 3.26% for the first quarter 2005, as compared to the previously reported 3.33% for the first quarter of 2004 and 3.30% for the last quarter of 2004.

     Other income amounted to $19.6 million for the first quarter of 2005, as compared to $20.0 million for the first quarter of 2004. Other income included a net gain on sale of investments net of derivatives losses, of $8.4 million for this quarter, as compared to $8.8 million in gains on sale (net of derivatives losses) plus credit card gains on sale, for the comparable first quarter of 2004. Other income for the linked December 2004 quarter amounted to $14.8 million, which included $3.9 million in gains on sale of investments, net of derivatives losses.

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     The efficiency ratio was 40.75% and 39.89% for the three months ended March 31, 2005 and 2004 respectively, one of the best in the industry. An increase in expenses of $9.5 million is mainly attributable to normal costs of operating the Corporation, especially those of its first and second tier subsidiaries, including salaries, advertising and promotions, and occupancy expenses. The Corporation has continued to add personnel in all of its growing business areas. In addition, the Corporation has incurred in higher compliance and audit costs related to Sarbanes-Oxley-Section 404.

     Total assets were $17.4 billion as of March 31, 2005, as compared to $13.3 billion as of March 31, 2004 and $15.6 billion as of December 31, 2004. Loans receivable increased by 48.6% to $11.0 billion, as compared to $7.4 billion as of March 31, 2004 and $9.5 billion as of December 31, 2004. The largest loan volume increases were achieved in the commercial and real estate portfolios. In addition, loans receivable include $476

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million of loans acquired on March 31, 2005, on the acquisition of UniBank.

     Non-performing loans as of March 31, 2005 were $88.9 million (.81% of total loans), as compared to $85.7 million (1.15% of total loans) and $91.7 million (.97% of total loans) as of March 31, 2004 and December 31, 2004, respectively. Non-performing loans, when compared to the March 2004 and December 2004 quarters, decreased as a percentage of the portfolio. These results reflect a continuation of the decreasing trend in non-performers, which has been experienced since early 2003.

     The allowance for loan losses to non-performing loans (reserve coverage) was 162.2% as of March 31, 2005, compared to 152.2% as of March 31, 2004 and 153.9% as of December 31, 2004. The improvement is due to the stability experienced in our non-performing loans, resulting in a reduction in the charge offs. The allowance increase is related to the $1.5 billion increase in the Corporation’s loan portfolio during this quarter.

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Net charge offs were $9.1 million (.37% of average loans), as compared to $9.2 million (0.51% of average loans) during the first quarter of 2004, and $9.4 million (.42% of average loans) during the last quarter of 2004. Charge offs have remained stable due to the Corporation’s prudent underwriting policies implemented since 1998 and to the gradual shifting of the loan portfolio toward secured loans.

     On March 31, 2005, the Corporation closed the acquisition of Ponce General Corporation, the parent company of UniBank, a $540.6 million asset size federal savings and loan association, which operates in the state of Florida, and of Ponce Realty Corporation, a $5.0 million realty estate company, which also operates in the state of Florida.

     With $17.4 billion in assets, First BanCorp is the second largest Financial Holding Company in Puerto Rico. It is the parent company of FirstBank Puerto Rico, a state chartered commercial bank in Puerto Rico, the Virgin Islands and Florida;

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of FirstBank Insurance Agency; and Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and UniBank all operate within US banking laws and regulations. The Corporation operates a total of 129 financial service facilities throughout Puerto Rico, the US and British Virgin Islands and Florida. On October 1, 2004 the Bank opened a loan office in Coral Gables, Florida. Among the subsidiaries of FirstBank Puerto Rico is Money Express, a finance company, First Leasing and Car Rental, a car and truck rental leasing company, and FirstMortgage, a mortgage banking company. In the US and British Virgin Islands the Bank operates FirstBank Insurance VI, an insurance agency, First Trade, Inc., a foreign corporation management company, and First Express, a small loan company.

     The Corporation’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.

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     This press release may contain certain “forward-looking statements” concerning the Corporation’s economic future performance. The words or phrases “expect”, “anticipate”, “look forward”, “should”, and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

     The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future period to differ materially from those anticipated or projected.

     The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking

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statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

FIRST BANCORP
Consolidated Statements of Financial Condition
(Unaudited)
Dollars in thousands

	March 31, 2005	December 31, 2004
Assets

Cash and due from banks	$22,877	$98,615

Money market instruments	218,443	702,164

Federal funds sold and securities purchased under agreements to resell	10,000	118,000

Investment securities available for sale, at fair value:
United States and Puerto Rico Government obligations	313,271	222,180
Mortgage backed securities	1,390,956	1,219,500
Corporate bonds	44,025	44,288
Equity investment	50,353	58,735

Total investment securities available for sale	1,798,605	1,544,703

Investment securities held to maturity, at amortized cost:
United States and Puerto Rico Government obligations	2,530,190	1,835,905
Mortgage backed securities	1,467,730	1,540,590
Corporate bonds	29,123

Total investment securities held to maturity	4,027,043	3,376,495

Federal Home Loan Bank (FHLB) stock	66,433	79,900

Loans receivable :
Commercial Loans	3,702,846	3,207,110
Finance Leases	229,472	214,663
Consumer Loans	1,479,040	1,371,669
Residential Loans	5,556,824	4,684,575

Total loans receivable	10,968,182	9,478,017
Allowance for loan losses	(144,222)	(141,036)

Total loans, net	10,823,960	9,336,981
Other real estate owned	8,299	9,649
Premises and equipment, net	105,166	95,814
Accrued interest receivable	70,391	57,095
Other assets	232,689	200,401

Total assets	$17,383,906	$15,619,817

Liabilities & Stockholders’ Equity

Liabilities:
Deposits	$9,247,089	$7,902,982
Federal funds purchased and securities sold under agreements to repurchase	4,299,840	4,221,523
Advances from FHLB	1,313,000	1,598,000
Notes Payable & Subordinated Notes	258,307	259,576
Other Borrowings	231,549	231,525
Payable for unsettled investment trade	537,535
Accounts payable and other liabilities	262,701	183,300

	16,150,021	14,396,906

Stockholders’ equity:
Preferred Stock	550,100	550,100

Common stock outstanding	40,400	40,389
Additional paid – in capital	5,034	4,863
Capital Reserve and Legal Surplus	263,397	263,397
Retained earnings	356,740	319,032
Accumulated other comprehensive income, net of tax	18,214	45,130

	1,233,885	1,222,911

Total liabilities and stockholders’ equity	$17,383,906	$15,619,817

Book value per common share	$16.93	$16.66

FIRST BANCORP
Consolidated Statement of Income
(Unaudited)
Dollars in thousands

	Three Months Ended
	March 31	March 31,	December 31,
	2005	2004	2004
Interest income:
Loans	$148,910	$103,877	$130,661
Investments	59,937	46,650	60,548

Total interest income	208,847	150,527	191,209

Interest expense:
Deposits	47,280	27,047	37,649
Borrowings	51,965	35,297	49,453

Total interest expense	99,245	62,344	87,102

Net interest income	109,602	88,183	104,107

Provision for loan losses	10,954	13,200	13,200

Net interest income after provision for loan losses	98,648	74,983	90,907

Other income:
Service charges on deposit accounts	2,690	2,783	2,707
Other fees on loans	2,033	2,116	1,938
Mortgage banking activities	510	1,545	831
Net gain on sale of investments	9,514	3,965	4,581
Derivatives (loss) gain	(1,063)	(424)	(661)
Rental Income	866	618	937
Gain on sale of credit cards portfolio		5,236
Other operating income	5,068	4,180	4,476

Total other income	19,618	20,019	14,809

Other operating expenses:
Employees’ compensation and benefits	23,605	19,986	20,596
Occupancy and equipment	10,342	9,383	10,313
Business promotion	4,548	3,469	3,938
Taxes, other than income taxes	2,269	1,948	2,286
Insurance and supervisory fees	1,064	1,076	1,045
Other	10,824	7,296	7,614

Total other operating expenses	52,652	43,158	45,792

Income before income tax provision	65,614	51,844	59,924

Income tax provision	12,182	11,639	10,265

Net income	$53,432	$40,205	$49,659

Net income applicable to Common Stock	$43,363	$30,136	$39,590

Net income per common share – basic	$1.07	$0.75	$0.98

Net income per common share – diluted	$1.04	$0.73	$0.95

FIRST BANCORP
Selected Financial Data
(Unaudited)
Dollars in thousands

	March 31, 2005	March 31, 2004	December 31, 2004
Credit quality Data at:
Non-performing Assets	$104,504	$101,156	$108,605

Non-performing Loans	88,919	85,653	91,665

Past Due Loans	31,237	22,515	18,359

Allowance for Loan Losses	144,222	130,357	141,036

Non-performing Assets to Total Assets	0.60%	0.76%	0.70%

Non-performing Loans to Total Loans	0.81%	1.15%	0.97%

Allowance to Non-Performing Loans	162.19%	152.19%	153.86%

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2005	2004	2004
Selected Performance Ratios:
Net Interest Yield (1)	3.33%	3.45%	3.36%

Return on Assets	1.40%	1.32%	1.37%

Return on Equity	17.35%	14.56%	16.56%

Return on Common Equity	25.44%	21.74%	24.40%

Net Write offs to Average Loans	0.37%	0.51%	0.42%

Efficiency Ratio	40.75%	39.89%	38.51%

Average Balances:

Assets	$15,227,710	$12,161,894	$14,549,503

Earnings Assets	14,881,567	11,764,838	14,142,289

Loans	9,823,600	7,188,149	8,894,613

Deposits	8,413,724	6,705,126	7,575,263

Interest-bearing liabilities	13,326,303	10,315,508	12,547,998

Stockholders Equity	1,232,025	1,104,490	1,199,175

Common Stockholders Equity	681,925	554,390	649,075

(1)	On a taxable equivalent basis.